Exhibit 5.2

Nelson

Mullins

Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law Atlantic Station / 201 17th Street, NW / Suite 1700 / Atlanta, GA 30363 Tel: 404.322.6000 Fax: 404.322.6085 www.nelsonmullins.com

March 1, 2011

Trans Union LLC

TransUnion Financing Corporation

c/o TransUnion Corp.

555 West Adams Street

Chicago, Illinois 60661

Re:

Registration Statement on Form S-4; Exchange Offer for $645,000,000 Aggregate Principal Amount of 11 3/8% Senior Notes due 2018, Series B; Guarantee by Visionary Systems, Inc., a Georgia corporation (the “Company”)

Ladies and Gentlemen:

We have acted as local counsel for the Company in connection with the guarantee (the “Guarantee”) by the Company of up to $645,000,000 in aggregate principal amount of the 11 3/8% Senior Notes due 2018, Series B (the “Exchange Notes”), to be issued by Trans Union LLC, a Delaware limited liability company, and TransUnion Financing Corporation, a Delaware corporation (together with Trans Union, LLC, the “Issuers”), under an indenture, dated June 15, 2010 (the “Indenture”), among the Issuers, each of the companies set forth on Exhibit A to this opinion letter (the “Guarantors,” which include the Company) and Wells Fargo Bank, National Association, as trustee, and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). The Exchange Notes, the Guarantee and the guarantees of each of the other Guarantors will be issued in exchange for the Issuers’ outstanding 11 3/8% Senior Notes due 2018, Series A, and the related guarantees, on the terms set forth in the prospectus contained in the Registration Statement and the letter of transmittal filed as an exhibit thereto. This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the Guarantee.

This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions (the “Interpretive Standards”) adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are incorporated in this opinion letter by this reference. This letter may include statements duplicative of statements in the Interpretive Standards, but all of the Interpretive Standards are applicable to the opinions expressed in this letter notwithstanding any partial or selective duplication in this letter.

With twelve office locations in the District of Columbia, Florida, Georgia, Massachusetts, North Carolina, South Carolina, and West Virginia

Trans Union LLC

TransUnion Financing Corporation

c/o TransUnion Corp.

March 1, 2011

For the purposes of providing this opinion letter, we have examined copies of the following documents:

(a)	the Indenture, including the Guarantee provided within the Indenture; and

(b)	the form of the Exchange Notes.

In the capacity described above and except as noted below, we have made such investigations of law and have examined such certificates of public officials and officers of the Company and such other documents and records as we have deemed necessary for purposes of this opinion letter. As to certain factual matters relevant to this opinion letter, we have relied conclusively on statements and representations of officers of the Company and other representatives of the Company and its agents. Except to the extent expressly set forth herein, we have not independently established or verified any facts relevant to the opinion expressed herein, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by such independent verification. Based solely on a Certificate of Existence from the Secretary of State of Georgia dated as of March 1, 2011, we assume that the Company is a corporation validly existing and in good standing under the laws of the State of Georgia.

In our examination, we have assumed the completeness and authenticity of any document submitted to us as an original, the completeness and conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such copies, the genuineness of all signatures, and the legal capacity and mental competence of natural persons.

The opinion set forth herein is limited to the Georgia Business Corporation Code. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications, and limitations set forth in this opinion letter, we are of the opinion that the Company has duly authorized the execution and delivery of the Guarantee and all performance by the Company thereunder.

This opinion letter is limited to the matters stated herein and no opinion may be implied or inferred beyond the opinion expressly stated. This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Trans Union LLC

TransUnion Financing Corporation

c/o TransUnion Corp.

March 1, 2011

Very truly yours,

Nelson Mullins Riley & Scarborough LLP

By:	/s/ Charles D. Vaughn
Charles D. Vaughn, a partner

EXHIBIT A

Other Guarantors

TransUnion Corp.

TransUnion Healthcare, LLC

TransUnion Interactive, Inc.

TransUnion Rental Screening Solutions, Inc.

Diversified Data Development Corporation

TransUnion Teledata LLC

Visionary Systems, Inc.